Exhibit 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:
Steven D. Albright	Fred A. Nielson	Al Palombo
Chief Financial Officer	Investor Relations	Cameron Associates
(636) 733-1305	(636) 733-1314	(212) 554-5488

Relìv International Posts 19% Gain in Earnings for Q1 2006

FOR IMMEDIATE RELEASE

CHESTERFIELD, MO, May 3, 2006 - Relìv International, Inc. (Nasdaq/NM - RELV), a developer, manufacturer and marketer of a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition, today announced its results of operations for the three months ended March 31, 2006.

Relìv set records both for net sales and net income in a single quarter. The company reported an 8 percent gain in worldwide net sales to $31.2 million - up from $29.0 million in Q1 2005. Net income increased 19 percent to $2.45 million, or $0.15 per share (diluted) - compared to $2.06 million, or $0.12 per share (diluted), in the same period last year.

Relìv’s operations in the United States set the pace for the company overall. First-quarter U.S. sales grew 10 percent. This solid performance in the company’s largest market was impacted by an 11 percent sales decline in Relìv’s international operations. Sales grew in two of Relìv’s international markets: the United Kingdom, where revenues climbed 63 percent compared to Q1 2005; and Australia/New Zealand, which posted a gain of less than one percent, reversing a trend of sales decline.

Robert L. Montgomery, President and Chief Executive Officer of Relìv, said, “We are pleased that sales continue to grow at a healthy pace in the United States, and that our efforts to improve margins and control costs have produced a significant improvement in our net income performance. At the same time, we see plenty of opportunities to step up our game as the year unfolds.” Mr. Montgomery noted that distributor recruitment at all levels and international sales development in current markets will be particular areas of focus in 2006.

“The positive sales trends in the United Kingdom and Australia is evidence that our international strategy introduced in 2005 is beginning to take hold,” Mr. Montgomery said. “We are confident the Relìv Success System can work as well in international markets as it does in the United States. That’s our target going forward.”

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Relìv International, Inc.
ADD ONE

Mr. Montgomery also noted that the company is investing additional resources in marketing programs to help spur distributor recruitment. As part of that effort, the company recently announced that Relìv would be featured in an upcoming issue of Success from Home magazine, a high-profile publication targeting those who are interested in developing their own businesses in the network marketing industry.

Reliv will host a conference call to discuss the first quarter 2006 earnings with investors at 1:00 p.m. Eastern Time on May 3, 2006. The dial-in number for investors is 800-362-0571. The conference identification is 7RELIVE. To register, please call in 15 minutes prior to the start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-566-0831 and using the same conference identification. A live web cast of this call will be available through the Investor Relations section of Reliv’s web site, http://www.reliv.com/us/investor. An online archive of the broadcast will be available on Reliv’s web site in the Investor Relations section twenty-four hours after the call concludes.

Relìv International, Inc., based in suburban St. Louis, is a developer, manufacturer and marketer of a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv’s science-based supplements are packaged in powdered form and are not only simple to use but also, when mixed with water, juice or other liquid and consumed, provide an effective means of delivering nutrients to the body. Reliv also offers a line of skin care products. Reliv sells its products through an international network marketing system using independent distributors. As of March 31, 2006, Reliv’s network consisted of approximately 64,700 distributors -- 52,360 in the United States and 12,340 across the company’s international markets. Reliv has sold products in the United States since 1988 and in selected international markets since 1991. Relìv International’s, Inc.’s common stock trades on The Nasdaq Stock Market® under the symbol RELV.

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Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.

Factors that could cause actual results to differ are identified in the public filings made by Reliv’ with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Reliv’s web site, www.reliv.com.

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets
	March 31	December 31
	2006	2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$8,998,864	$5,653,594
Accounts and notes receivable, less allowances of $40,300 in 2006 and $39,700 in 2005	766,686	775,623
Accounts due from employees and distributors	170,330	152,760
Inventories	5,188,024	5,584,456
Other current assets	2,427,994	1,692,568

Total current assets	17,551,898	13,859,001
Other assets	2,215,985	1,981,981
Net property, plant and equipment	9,954,513	10,140,441

Total Assets	$29,722,396	$25,981,423

Liabilities and Stockholders' Equity

Total current liabilities	$12,057,644	$9,895,260
Total non-current liabilities	2,608,314	3,521,335
Stockholders' equity	15,056,438	12,564,828

Total Liabilities and Stockholders' Equity	$29,722,396	$25,981,423

Consolidated Statements of Income
	Three months ended March 31
	2006	2005
	(Unaudited)	(Unaudited	)
Product sales	$28,041,335	$26,114,493
Handling & freight income	3,154,017	2,864,603

Net Sales	31,195,352	28,979,096

Costs and expenses:
Cost of products sold	5,082,181	4,943,304
Distributor royalties and commissions	12,627,032	11,711,716
Selling, general and administrative	9,466,741	8,963,286

Total Costs and Expenses	27,175,954	25,618,306

Income from operations	4,019,398	3,360,790

Other income (expense):
Interest income	84,676	70,023
Interest expense	(34,441)	(85,490)
Other income/ (expense)	60,636	3,066

Income before income taxes	4,130,269	3,348,389
Provision for income taxes	1,680,000	1,285,000

Net Income	$2,450,269	$2,063,389

Earnings per common share - Basic	$0.16	$0.13
Weighted average shares	15,569,000	16,479,000

Earnings per common share - Diluted	$0.15	$0.12
Weighted average shares	15,981,000	17,162,000

Cash dividends declared per common share	$0	$0

Reliv International, Inc. and Subsidiaries
ADD THREE

	The following table summarizes net sales by geographic market ranked by the date we
	began operations in each market for the three months ended March 31, 2006 and 2005.

Net sales by Market	Three months ended March 31,
(in thousands)
	2006		2005		Change from prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%
United States	28,530	91.5%	25,969	89.6%	2,561	9.9%
Australia/New Zealand	579	1.9%	576	2.0%	3	0.5%
Canada	409	1.3%	451	1.6%	(42)	-9.3%
Mexico	329	1.1%	542	1.9%	(213)	-39.3%
United Kingdom/Ireland	273	0.9%	167	0.6%	106	63.5%
Philippines	493	1.6%	802	2.8%	(309)	-38.5%
Malaysia/Singapore	458	1.5%	472	1.6%	(14)	-3.0%
Germany	124	0.4%	-	-	124	-

Consolidated Total	31,195	100.0%	28,979	100.0%	2,216	7.6%

The following table sets forth, as of March 31, 2006 and 2005, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	March 31, 2006		March 31, 2005		% Change
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	52,360	12,930	49,040	11,170	6.8%	15.8%
Australia/New Zealand	2,370	180	3,010	220	-21.3%	-18.2%
Canada	1,160	140	1,430	170	-18.9%	-17.6%
Mexico	1,230	200	7,900	470	-84.4%	-57.4%
United Kingdom/Ireland	800	110	470	40	70.2%	175.0%
Philippines	3,500	270	6,360	500	-45.0%	-46.0%
Malaysia/Singapore	3,100	380	4,850	710	-36.1%	-46.5%
Germany	180	70	-	-	-	-

Consolidated total	64,700	14,280	73,060	13,280	-11.4%	7.5%
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